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                                                                    Exhibit 10.5

                         LICENSE AND TRANSFER AGREEMENT

                  LICENSE AND TRANSFER AGREEMENT (this "Agreement") dated as of March 6, 1996 by and between SOLOPAK PHARMACEUTICALS INC., a corporation organized under the laws of the State of Delaware and having its principal place of business at 1845 Tonne Road, Elk Grove Village, Illinois 60007 ("SoloPak"), and I-FLOW CORPORATION, a corporation organized under the laws of the State of California and having its principal place of business at 2532 White Road, Irvine, California 92714 ("I-Flow").

                  WHEREAS I-Flow and SoloPak entered into a Distribution Agreement dated as of November 1994 (the "Original Agreement") providing for the sale and distribution by SoloPak of the "Side-Kick" pump and "SideKick" administration sets and related accessories, the "Paragon" pump and "Paragon" administration sets and related accessories and the "Paragon elite" pump and "Paragon" administration sets and related accessories; and

                  WHEREAS I-Flow is the sole owner of all rights, title and interest in and to (i) the "SideKick Infusion System" -- a round, spring-driven infusion pump with dedicated administration sets and related accessories; (ii) the "Paragon Infusion System" -- a round, spring-driven infusion pump with dedicated administration sets and related accessories; and (iii) the "Paragon elite Infusion System" --a round, spring-driven infusion pump with dedicated administration sets and related accessories which also includes an electronic alarm to denote the completion of an infusion; and

                  WHEREAS SoloPak desires to purchase and acquire from I-Flow:

                  A. The exclusive, perpetual, fully-paid and irrevocable right and license to: (i) manufacture and sell the Products to Customers located in and for use in the Territory; and (ii) manufacture the SideKick top assembly and Paragon and Paragon elite cover assembly for incorporation into SideKick and Paragon Pumps and to purchase from I-Flow Spring Assemblies and System Components, all as more specifically set forth herein; and

                  B. All of I-Flow's rights, title and interest in and to the Molds; and

                  WHEREAS the parties wish to confirm their additional agreements and understandings regarding manufacture, assembly, purchasing and other commercial transactions relating to the Products; and

                  WHEREAS SoloPak and I-Flow desire to terminate their respective covenants, agreements, obligations, duties and liabilities under the Original Agreement, except as otherwise expressly provided in Article 2 of this Agreement;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree to and with each other as follows:
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                                    ARTICLE 1

                                   DEFINITIONS

                  For the purpose of this Agreement, the following words, terms and phrases where written with an initial capital letter, shall have the meaning assigned to them in this Article 1 unless the context otherwise requires (the singular including the plural, and the plural including the singular, as may be appropriate):

                  1.1 Administration Set Components. "Administration Set Components" shall mean the Flow Restrictor, round Drug Bag, Filling Valve, filter, tubing and various components as set forth in Schedule 1.1 hereto.

                  1.2 Affiliate. "Affiliate", as applied to any Person, shall mean any other Person, or group of Persons acting in concert, directly or indirectly controlling, in control of, or under common control with, that Person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled" and "under common control with") shall mean with respect to any Person the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

                  1.3 Assembled Administration Sets. "Assembled Administration Sets" shall mean an assembled or packaged set of two or more Administration Set Components sold together as a unit specifically for use with any Product.

                  1.4 Closing. "Closing" shall have the meaning given such term in Section 3.7 hereof.

                  1.5 Closing Date. "Closing Date" shall have the meaning given such term in Section 3.7 hereof.

                  1.6 Confidential Information. "Confidential Information" shall mean all information, other than information expressly designated in writing as non-confidential by the party disclosing the same, which is directly or indirectly disclosed to any other party hereto, regardless of the form in which it is disclosed, relating in any way to the disclosing party's markets, customers, products, patents, formulae, inventions, procedures, methods, designs, strategies, plans, assets, liabilities, costs, revenues, profits, organization, employees, agents, distributors or business in general.

                  1.7 Customers. "Customers" shall mean Persons located in the Territory purchasing Products (for use only in the Territory) for any and all human health care-related intravenous applications and uses whatsoever (whether for administering pharmaceutical or nutritional products or otherwise); provided, however, that "Customers" shall not include persons purchasing Products for non-human health care uses (such as animal health care or industrial applications).

                  1.8 Dollars. "Dollars or "$" shall mean lawful currency of the United States of America.

                  1.9 Drug Bag. "Drug Bag" shall mean the round flexible bag that is filled with a pharmaceutical or nutritional product and placed in the Pump bottom.

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                  1.10 Escrow Agreement. "Escrow Agreement" shall have the
meaning given such term in Section 4.3(b) hereof.

                  1.11 Filling Valve. "Filling Valve" shall have the meaning given such term in Schedule 1.11 hereof.

                  1.12 Flow Restrictor. "Flow Restrictor" shall mean the flow control orifice used in the Paragon and Paragon elite Infusion Systems and the calibrated flow control tubing used in the SideKick Infusion System.

                  1.13 FDA. "FDA" shall mean the United States Food and Drug Administration and any agency or governmental body succeeding to the duties thereof.

                  1.14 510(k) Clearance. "510(k) Clearance" shall mean the permission to market pursuant to Section 510(k) of the U.S. Food and Drug Act for the manufacture and sale of the Products in the United States.

                  1.15 Guaranteed Royalty. "Guaranteed Royalty" shall have the meaning given such term in Section 3.2(a)(ii) hereof.

                  1.16 I-Flow. "I-Flow" shall have the meaning given such term in the introduction to this Agreement.

                  1.17 Letter of Credit. "Letter of Credit" shall have the meaning given such term in Section 3.2(b) hereof.

                  1.18 License. "License" shall have the meaning given such term in Section 3.1(a) hereof.

                  1.19 Molds. "Molds" shall mean the molds necessary to manufacture the top and bottom halves, as well as the molds necessary to complete the assembly of, the SideKick and Paragon Pumps, all as set forth on
Schedule 1.19 hereof.

                  1.20 Net Sales. "Net Sales" shall mean the gross sales revenues resulting from SoloPak's sales of the Products minus (i) normal returns and allowances of Products and normal discounts on Products allowed and taken and (ii) any payments made to a Customer by reason of uninsured manufacturing defects.

                  1.21 Person. "Person" shall mean any natural person, corporation, proprietorship, limited partnership, general partnership, joint stock company, joint venture, association, company, trust company, business trust or other organization or entity, whether or not a legal entity, or any governmental agency or subdivision thereof.

                  1.22 Products. "Products" shall mean the SideKick Infusion System, the Paragon Infusion System, and the Paragon elite Infusion System.

                  1.23 Pump. "Pump" shall mean, with respect to any Product, the fully-assembled Pump Components, including the Spring Assembly.

                  1.24 Pump Components. "Pump Components" shall mean: (i) the "top" or upper portion of the pump assembly used for each Product, (ii) the "bottom" or lower portion of the pump assembly used for each Product, (iii) the I-Flow proprietary Spring

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Assembly that is used in each Product, and (iv) miscellaneous components necessary for assembly. Further definitions as per Schedule 1.24.

                  1.25 Specifications. "Specifications" shall mean those specifications (including, without limitation, as to quality control) for the assembly of, the materials used in, and the performance of the Spring Assembly with the other components used in the SideKick Infusion Systems, the Paragon Infusion Systems and the Paragon elite Infusion Systems in effect as of the date hereof as set forth in Schedule 1.25 hereto, as the same may be modified from time to time by written agreement of SoloPak and I-Flow.

                  1.26 Spring Assembly. "Spring Assembly" shall mean:

                  (i) For the SideKick Infusion Systems, the "Spring Assembly" shall mean the "pressure plate" assembly. The pressure plate assembly is the I-Flow proprietary spring, the pressure plate and attaching wires.

                  (ii) For the Paragon and Paragon elite Infusion Systems, the "Spring Assembly" shall mean the "scissors" assembly. The scissors assembly is the I-Flow proprietary springs, sliders and links.

                  1.27 System Components. "System Components" shall mean, with respect to any Product, the Pump, the Administration Set Components and the accessories.

                  1.28 Technology. "Technology" shall mean any and all designs, plans, specifications, drawings, patents (including, without limitation, pending applications for patents), formulae, inventions, procedures, manufacturing techniques, methods, strategies, software, know-how and intellectual property rights of whatsoever nature.

                  1.29 Territory. "Territory" shall mean the United States of America and Puerto Rico.

                  1.30 Trademarks. "Trademarks" shall mean all trademarks or other property rights, if any, of I-Flow in and to the names "SideKick", "Paragon" and "Paragon elite" to the extent used in connection with the Products in the Territory (including any variations thereof and all trademarks or tradenames, designs, logos or other marks, if any, incorporating all or any portion of such trademarks, and all registrations or applications, if any, to register the same in the Territory and all rights, if any, with respect to any claims of infringement with respect thereto in the Territory), including the goodwill of the business in the Territory associated therewith.

                  1.31 Transferred Assets. "Transferred Assets" shall have the meaning given such term in Section 3.1(b) hereof.

                  1.32 U.S. Food and Drug Act. "U.S. Food and Drug Act" shall mean the United States Federal Food, Drug, and Cosmetics Act, and all regulations, directives, policy statements and guidelines promulgated thereunder or issued pursuant thereto, as the same may be amended, modified or replaced from time to time.

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                                    ARTICLE 2

       REMAINING PRODUCT ORDERS UNDER THE ORIGINAL AGREEMENT; TERMINATION
                           OF THE ORIGINAL AGREEMENT

                  2.1 Satisfaction of Purchase Obligations; Termination of the Original Agreement. (a) Prior to the date hereof, SoloPak has purchased a quantity of I-Flow Products and other goods in satisfaction and discharge of all of the obligations, duties and liabilities of SoloPak to purchase Products under the Original Agreement or any other agreement, understanding or arrangement with I-Flow (other than this Agreement). I-Flow acknowledges and agrees that it has received payment in full for such purchases prior to the date hereof.

                  (b) Products and goods purchased from I-Flow by SoloPak as provided in Section 2.1(a) above have been purchased on the terms and subject to the conditions set forth in the following Sections of the Original Agreement:

                  Section 4.01      Prices
                  Section 4.03      Shipment Terms
                  Section 6.01      Warranty Information
                  Section 6.02      Disclaimer of Warranty
                  Section 6.03      Exclusive Remedies
                  Section 6.04      Limitation of Liability
                  Section 6.05      Indemnification of I-Flow
                  Section 6.06      Indemnification of Distributor

References to the Sections of the Original Agreement specified above shall not be construed to create or preserve any obligations on the part of SoloPak or I-Flow under the Original Agreement; provided, however that the obligations of SoloPak and I-Flow under Sections 6.01, 6.02, 6.03, 6.04, 6.05 and 6.06 of the Original Agreement, to the extent that they relate to Products and goods sold by I-Flow to SoloPak prior to the date hereof, shall nevertheless survive for one year.

                  (c) I-Flow hereby agrees that, notwithstanding anything in the Original Agreement to the contrary, no interest or penalty fee or charge (except as has been previously made by SoloPak which shall be retained by I-Flow) shall accrue on or be payable with respect to any amounts required to be paid by SoloPak to I-Flow under the Original Agreement, regardless of any delay between the date payment was required to have been made and the date such payment was actually received by I-Flow.

                  2.2 Termination of the Original Agreement. Except as otherwise provided in Section 2.1 above, SoloPak and I-Flow acknowledge and agree that (i) the Original Agreement shall be terminated, discharged and released in all respects and (ii) neither SoloPak nor I-Flow shall have any continuing liability or obligation under or in respect of the Original Agreement, and (iii) each party fully releases the other from any and all claims, liabilities and the like arising out of, or attributable to, the Original Agreement.

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                                    ARTICLE 3

                           GRANT OF LICENSE AND RIGHT

                  3.1 Grant of License; Transfer of Assets. (a) Subject to the terms and conditions set forth in this Agreement, I-Flow hereby grants to SoloPak (effective as of the Closing) the perpetual, fully paid and irrevocable right and license (hereinafter referred to as the "License") to:

                  (i) exclusively (1) manufacture, assemble, produce, sell and distribute to Customers in the Territory, and (2) cause to be manufactured, assembled, produced, sold and distributed to Customers in the Territory by one or more Affiliates or sublicensees of SoloPak as it may from time to time select, the Pump Components excluding, however, the manufacture, production, or assembly of the Spring Assemblies;

                  (ii) exclusively purchase and acquire Spring Assemblies and Administration Set Components from I-Flow or any of I-Flow's Affiliates or sublicensees for inclusion in Products and Assembled Administration Sets to be assembled, produced, sold and distributed to Customers in the Territory;

                  (iii) exclusively assemble and produce Products (or to cause one or more Affiliates or sublicensees of SoloPak as it may from time to time select to assemble and produce Products) for sale and distribution to Customers in the Territory using Spring Assemblies and Administration Set Components purchased from I-Flow as provided herein;

                  (iv) exclusively (1) sell and distribute Products to Customers in the Territory, (2) promote the sale of Products to Customers in the Territory, and (3) cause the Products to be sold, distributed and serviced to Customers in the Territory by SoloPak itself and/or one or more Affiliates or sublicensees of SoloPak as it may from time to time select;

                  (v) modify, improve, enhance, upgrade and redesign the System Components (but not the Spring Assemblies or the Filling Valves) incorporated in each Product sold to Customers in the Territory, in which event the rights and license described in the foregoing clauses
         (i) through (iv) shall be deemed to include such System Components as so modified, improved, enhanced, upgraded or redesigned; and

                  (vi) have the exclusive right to use any Trademarks in connection with SoloPak's production, distribution and sale of Products to Customers in the Territory.

                  (b) Subject to the terms and conditions set forth in this Agreement, at the Closing Date, I-Flow shall sell, convey, assign, transfer and deliver to SoloPak, and SoloPak shall purchase, acquire and accept from I-Flow, all of I-Flow's right, title and interest in and to the Molds (hereinafter referred to collectively as the "Transferred Assets").

                  (c) Nothing in this Agreement shall be deemed to limit or restrict SoloPak's right to assemble and produce or arrange to assemble and produce for sale and

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distribution to Customers in the Territory all or any portion of the
Administration Set Components other than a Component derived from or constituting I-Flow's proprietary version of the Filling Valve. In addition, nothing in this Agreement shall be deemed to require SoloPak to purchase from I-Flow all or any portion of the Administration Set Components (including without limitation the Filling Valve).

                  3.2 Consideration. (a) Subject to the terms and conditions set forth in this Article III, in consideration for the License and the Transferred Assets,

                  (i) SoloPak shall pay I-Flow $1,300,000 in cash on the Closing Date in partial consideration of the License and the Transferred Assets as provided in Section 3.1 above;

                  (ii) SoloPak shall pay I-Flow $3,000,000 in cash as a fixed, guaranteed royalty (the "Guaranteed Royalty"), payable in installments during 1996 as follows: $1,000,000 on June 20, 1996; $1,000,000 on
         September 20, 1996 and $1,000,000 on December 20, 1996; and

                  (iii) SoloPak shall pay I-Flow a royalty equal to two percent (2%) of Net Sales of the Products for the 1997 and 1998 calendar years, inclusive, which payments shall be made as provided in Section 3.6(a) below.

                  No other consideration of any nature whatsoever shall be required to be paid or delivered to I-Flow in consideration of the License, the Transferred Assets and the other rights granted to SoloPak hereunder, and the parties hereby covenant and agree that (except as set forth immediately above in this Section 3.2(a) (x) the License shall be deemed to be fully paid-up, perpetual and royalty-free from and after the date hereof and (y) that the sole right and remedy of I-Flow with respect to the purchase price of the License and the Transferred Assets from and after the date hereof shall be to receive, subject to the terms and conditions of this Agreement, the amounts required to be paid to I-Flow by SoloPak as provided in clauses (i), (ii) and (iii) of this
Section 3.2(a).

                  (b) On the Closing Date SoloPak shall obtain and deliver to I-Flow an irrevocable standby letter of credit (the "Letter of Credit") from a bank or other financial institution mutually selected by SoloPak and I-Flow in an amount, and providing for payments on such dates, as will enable I-Flow to collect each installment of the Guaranteed Royalty in full no later than five days after such installment is due if SoloPak shall fail to pay the same as provided in this Section 3.2. The Letter of Credit shall have such terms and conditions and shall be in such form as is reasonably acceptable to I-Flow and its counsel, and all fees and expenses incurred by SoloPak in obtaining and maintaining such Letter of Credit shall be paid by SoloPak.

                  3.3 Instruments of Assignment and Grant. (a) At the Closing, I-Flow shall deliver to SoloPak:

                  (i) an acknowledgment and such other endorsements, in form reasonably satisfactory to Reboul, MacMurray, Hewitt, Maynard & Kristol ("SoloPak's Counsel"), as shall be effective to evidence the License granted to SoloPak as provided in Section 3.1(a); and

                  (ii) a bill of sale and such endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably

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         satisfactory to SoloPak's counsel, as shall be effective to vest in
         SoloPak good and valid title, free and clear of all liens and encumbrances, to the Transferred Assets.

                  (b) I-Flow shall take all commercially reasonable steps to assist SoloPak in taking actual possession and operating control of the Molds ninety (90) days after the Closing Date and will also provide reasonable assistance to SoloPak as to preparation for shipment. I-Flow shall retain possession and operating control of the Molds (including any and all risk of loss or damage thereto) until ninety (90) days after the Closing Date, but I-Flow covenants, represents and warrants that it has not and will not place orders for Pump Components from February 15, 1996 to the date that is ninety
(90) days after the Closing Date. All costs of disassembly, shipment and reassembly of the Molds, together with all other costs and expenses relating thereto, shall be solely borne by SoloPak.

                  3.4 Further Assurances. I-Flow shall from time to time, upon the written request of SoloPak and without further consideration, execute and deliver such instruments of assignment, transfer and license in addition to those delivered pursuant to Section 3.3 and take such other actions as SoloPak may reasonably request more effectively to evidence the grant of the License and the sale, conveyance, assignment, transfer and delivery of the Transferred Assets as provided herein.

                  3.5 Consents. Prior to the Closing, I-Flow shall obtain all authorizations, consents, waivers and approvals as may be required from any Person in connection with the grant of the License and the sale, conveyance, assignment, transfer and delivery of the Transferred Assets as provided herein, and shall provide SoloPak with copies of all of same on or prior to the Closing.

                  3.6 Certain Payments. (a) Royalties payable to I-Flow pursuant to Section 3.2(a)(iii) shall be paid within forty-five (45) days after the end of each calendar quarter with respect to royalty-bearing sales made or occurring in such quarter. Royalties shall be paid by SoloPak in U.S. Dollars. Each royalty payment shall be accompanied by a report showing in reasonable detail the amount of the Net Sales occurring in such quarter and the calculation of the relevant royalty payment.

                  (b) SoloPak shall keep and maintain, in reasonable detail, accurate books and records with regard to the Net Sales for calendar years 1997 and 1998 and all royalties payable with respect to sales during such years. Representatives of I-Flow's public accountants (which shall be one of the "big six" accounting firms) shall be entitled to review, copy and audit such books and records (no more often than semi-annually) during normal business hours upon reasonable notice to SoloPak. The expenses of any such examination shall be paid by I-Flow, except in the event that such examination discloses an underpayment in excess of three percent (3%) of the total amount paid to I-Flow for the examined period (in which case the expenses of such examination shall be paid by SoloPak).

                  3.7 Closing. The closing (the "Closing") of the transactions contemplated by this Article 3 shall take place at the offices of Gibson, Dunn & Crutcher, 4 Park Plaza, Irvine, California, at 7:30 a.m., local time, on March 6, 1996 or at such other place or at such other date and time as the parties may mutually agree (such date and time of Closing being herein called the "Closing Date").

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                  3.8 Conditions to Closing. (a) The obligations of SoloPak
under this Agreement are subject, at the option of SoloPak, to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (i) The representations and warranties of I-Flow contained in
         Article 5 hereof shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and I-Flow shall have delivered to SoloPak a certificate to that effect;

                  (ii) The parties to the Escrow Agreement shall have executed and delivered such Agreement and the Escrowed Assets shall have been deposited with the Escrow Agent;

                  (iii) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby; and

                  (iv) I-Flow shall have obtained all authorizations, consents, waivers and approvals required in connection with the transfer and assignment of those licenses and assets to be assigned to SoloPak pursuant to this Agreement.

                  (b) The obligations of I-Flow under this Agreement are subject, at the option of I-Flow, to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (i) The representations and warranties of SoloPak contained in
         Article 5 hereof shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date, and SoloPak shall have delivered to I-Flow a certificate to that effect;

                  (ii) The parties to the Escrow Agreement shall have executed and delivered such Agreement;

                  (iii) No legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated hereby;

                  (iv) SoloPak shall have obtained all the authorizations, consents, waivers and approvals, if any, required in connection with the performance of its obligations hereunder; and

                  (v) SoloPak shall have delivered the Letter of Credit to I-Flow as provided in Section 3.2(b) above.

                                    ARTICLE 4

                 CERTAIN COVENANTS; PRODUCT COMPONENT PURCHASES;
                             AGREEMENTS NOT TO SELL

                  4.1 Agreement Not to Sell, Etc. Except as provided in this Agreement, neither I-Flow nor any Affiliate of I-Flow shall manufacture, produce, sell or distribute for use by Customers in the Territory (or agree to manufacture, produce, sell or distribute,

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directly or indirectly, for use by Customers in the Territory) (a) any infusion pump or device incorporating a circular or substantially circular bag used to hold a pharmaceutical or nutritional product in a spring-driven pump, (b) any of the three Products which are the subject of SoloPak's License, or (c) any Assembled Administration Sets. In addition, I-Flow will not sell complete or near-complete sets of Administration Set Components if the purchaser of such Components could readily assemble the same into Products or Assembled Administration Sets for sale to Customers in the Territory. Further, and in order to protect the exclusivity of SoloPak's License, I-Flow shall take all commercially reasonable steps necessary (including, without limitation, the enforcement of the provisions of its existing and future distribution, sales and licensing agreements as such provisions relate to the prohibition of sales of Products and Assembled Administration Sets to Customers in the Territory) to ensure that Products, Spring Components and Administration Set Components sold or distributed by it or by any of its Affiliates or sublicensees as permitted by the second paragraph of this Section 4.1 are not resold or redistributed to Customers in the Territory in violation of SoloPak's License.

I-Flow acknowledges and agrees that the foregoing provisions of this Section 4.1 are reasonable and properly required for the protection of the rights and licenses being sold to SoloPak hereunder. Nothing herein shall be construed or be deemed in any manner to restrict or limit I-Flow's continuing right and ability to manufacture, produce, sell and/or distribute Products outside the Territory or --whether directly or indirectly and whether within or outside the Territory (as long as such Products are not to be resold, redistributed or otherwise made available to Customers in the Territory) for human health care-related intravenous applications -- (a) Products for non-human applications (such as animal health care or industrial applications), or (b) infusion pumps or devices that incorporate a non-circular bag even if such infusion pumps or devices may be used in the same manner and for the same purposes as one or more of the Products. Additionally, it shall not be deemed a breach of this Section
4.1 if a third party acquires I-Flow or any Affiliate thereof and, at the time of and following such acquisition, such third party manufactures, produces, sells or distributes to Customers in the Territory (or has agreements with others to do the same) an existing line of commercial products (including future models and products) that are infusion pumps or devices incorporating a circular or substantially circular or roundish bag.

                  4.2 Certain Remedies. I-Flow agrees and acknowledges that the rights and obligations set forth in the first paragraph of Section 4.1 above are of a unique and special nature and that SoloPak is, therefore, without an adequate legal remedy in the event of any violation of the covenants set forth in said Section 4.1 by I-Flow or any of its Affiliates or sublicensees. I-Flow therefore agrees that the covenants made by it pursuant to said Section 4.1 shall be specifically enforceable in equity in addition to all other rights and remedies, at law or in equity, that may be available to SoloPak.

                  4.3 No Transfer of Technology for Spring Assemblies or Filling Valves; Escrow. (a) SoloPak acknowledges and agrees that I-Flow is not transferring or licensing and shall not be deemed in any manner to have transferred or licensed any portion or part of I-Flow's rights, title or interest in and to the Technology relating to the Spring Assemblies, the Flow Restrictors, or the Filling Valves, and that the only right granted hereunder to SoloPak with respect to the Spring Assemblies, the Flow Restrictors and the Filling Valves is the right to purchase such Spring Assemblies, Flow Restrictors and Filling Valves, as finished assemblies, from I-Flow for inclusion in Products to be assembled, produced, sold and distributed by SoloPak to Customers in the Territory.

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
                  (b) Notwithstanding Section 4.3(a) hereof, in order to induce SoloPak to enter into this Agreement and to purchase the License and the Transferred Assets as provided herein, I-Flow hereby agrees to enter into an Escrow Agreement (the "Escrow Agreement") in the form of Exhibit A hereto providing for the deposit into escrow of all engineering drawings, standard manufacturing practices and related Technology owned by I-Flow relating to the Spring Assemblies and Flow Restrictors (collectively, the "Escrowed Assets"), which Escrowed Assets shall be held by Data Securities International, Inc., as Escrow Agent, and made available to SoloPak in accordance with the terms and subject to the conditions of the Escrow Agreement.

                  4.4 Agreement Not to Sell; Certain Remedies. (a) SoloPak shall ensure that neither SoloPak nor any Affiliate or sublicensee of SoloPak shall:

                  (i) sell or distribute (or agree to sell or distribute, directly or indirectly) any proprietary System Components to Persons other than Customers located in and for use in the Territory;

                  (ii) sell, distribute or promote for sale (or agree to sell, distribute or promote for sale, directly or indirectly) any Products (or substantial copies thereof) to Persons other than Customers located in and for use in the Territory;

                  (iii) reverse engineer or produce, or cause to be reverse engineered or produced, any Spring Assemblies or Filling Valves; or

                  (iv) fail to supply I-Flow with Pump Components in a timely fashion as per the provisions of Section 4.5 hereof and subject to the supply terms described therein.

                  (b) SoloPak agrees and acknowledges that the rights and obligations set forth in Section 4.4(a) above are of a unique and special nature and that I-Flow is, therefore, without an adequate legal remedy in the event of any violation of the covenants set forth in said Section 4.4(a) by SoloPak with respect to itself or any of its Affiliates or sublicensees. Accordingly, SoloPak expressly acknowledges that injunctive relief, without bond, would be fully appropriate in the event of any breach by SoloPak of its obligations under said
Section 4.4(a). SoloPak therefore agrees that the covenants made by it pursuant to said Section 4.4(a) shall be specifically enforceable in equity (including, for example, in the event of a breach of (iv) above, providing I-Flow with operating control of the Molds or requiring SoloPak to produce and deliver Pump Components) in addition to all other rights and remedies, at law or in equity, that may be available to I-Flow (including without limitation damages for lost profits and the like).

                  4.5 Supply of Pump Components to I-Flow. (a) SoloPak hereby agrees to fill, in a timely manner, orders by I-Flow to supply Pump Components to I-Flow for sale to Persons outside of the Territory and to Persons in the Territory as provided in the second paragraph of Section 4.1 at prices (excluding shipping, handling, insurance, packaging and other incidental charges, which shall be paid by I-Flow) equal to the sum of (i) SoloPak's Cost (as hereinafter defined) thereof (as the same may increase or decrease from time to time), plus (ii) ten percent (10%) of such Cost, and on such other reasonable and customary terms (including lead times for manufacturing, projections, purchase orders, shipping terms and force majeure) and subject to such standard terms and conditions as SoloPak and I-Flow may mutually agree upon from time to time. The foregoing shall not apply to orders placed by I-Flow prior to February 15, 1996 which shall be filled, at I-Flow's cost, while the Molds are under I-Flow's operating control.

                  (b) For the purposes of this Agreement, SoloPak's "Cost" shall mean, with respect to any Pump Component, SoloPak's fully burdened standard cost (i.e., the costs of materials, labor, reasonable manufacturing overhead, and other direct manufacturing costs), it being understood and agreed by SoloPak and I-Flow that the Cost of Pump Components manufactured by SoloPak are, as of the date hereof, estimated to be as specified in Schedule 4.5(b) hereto. SoloPak and I-Flow agree that the methodology of allocating costs reflected in the Cost specified for the Pump Components identified in Schedule 4.5(b) may not be changed or modified by either party hereto without the prior written consent of the other.

                  (c) Nothing in this Agreement shall be deemed to impose any obligation on I-Flow to purchase any minimum quantity of Pump Components from SoloPak.

                  4.6 Supply of Spring Assemblies and Administration Set Components to SoloPak.

                  (a) I-Flow hereby agrees to fill, in a timely manner, orders by SoloPak to supply Spring Assemblies and Administration Set Components only for use with the Products to SoloPak and its designees for sale to Customers in the Territory at prices (excluding shipping, handling, insurance, packaging and other incidental charges, which shall be paid by SoloPak), equal to the sum of
(i) I-Flow's Cost (as hereinafter defined) thereof (as the same may increase or decrease from time to time), plus (ii) ten percent (10%) of such Cost, and on such other reasonable and customary terms (including lead times for manufacturing, projections, purchase orders, shipping terms and force majeure) and subject to such conditions as govern I-Flow's purchases from SoloPak under
Section 4.5(a) and Article VII hereof.

                  (b) For purposes of this Agreement, I-Flow's "Cost" shall mean, with respect to any Spring Assembly or Administration Set Component, I-Flow's fully burdened standard cost (i.e., the costs of materials, labor, reasonable manufacturing overhead, and other direct manufacturing costs), it being understood and agreed by SoloPak and I-Flow that the Cost of Spring Assemblies and Administration Set Components manufactured by I-Flow are, as of the date hereof, estimated to be as specified in Schedule 4.6(b) hereto. SoloPak and I-Flow agree that the methodology of allocating costs reflected in the Cost specified for the Spring Assemblies and Administration Set Components identified in Schedule 4.6(b) may not be changed or modified by either party hereto without the prior written consent of the other.

                  (c) SoloPak hereby agrees that, as long as I-Flow is not in material default of its obligations under this Section 4.6, neither SoloPak nor any of its Affiliates, designees, distributors, subcontractors or sublicensees will purchase any Spring Assemblies for inclusion in the Products from any Person other than I-Flow.

                  (d) Nothing in this Agreement shall be deemed to impose any obligation on SoloPak to purchase any minimum quantity of Spring Assemblies or any minimum quantity of any Administration Set Components from I-Flow.

                  4.7 I-Flow Right of First Refusal. Commencing the Closing Date hereof and ending on the second anniversary of the Closing Date, I-Flow shall have the continuing right of first refusal to supply SoloPak and its Affiliates with services and assistance in assembling completed Products (the "Services"). Prior to SoloPak's and/or its Affiliates' acceptance of any third party bid or proposal to manufacture and/or assemble all or any portion of the Products, SoloPak shall first cause a true and accurate copy of such bid or proposal to be submitted to I-Flow. In the event that, within fifteen (15) days of I-Flow's receipt of the third party bid or proposal, I-Flow notifies SoloPak that it will better (by any amount) the pricing set forth in such third party bid or proposal and meet the other terms and conditions of such bid or proposal, SoloPak shall ensure that I-Flow is selected as the provider of the relevant services. After I-Flow has made a proposal which betters the price of the third party proposal submitted, no additional third party bids or proposals will be allowed. The term of each bid shall be for a minimum of one year. Under no circumstances shall SoloPak and/or any of its Affiliates enter into an agreement relating to the Services, or agree to a modification of an existing agreement relating to the Services, with another third party which has not been submitted first to I-Flow to enable exercise of the foregoing right of first refusal.

                                    ARTICLE 5

                CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

                  5.1 By I-Flow. In order to induce SoloPak to enter into this Agreement, I-Flow represents and warrants to and agrees with SoloPak as follows:

                  (a) Organization. I-Flow is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own and operate its properties and assets and to carry on the business presently conducted by it and contemplated by this Agreement.

                  (b) Authority, Binding Effect. (i) I-Flow has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Escrow Agreement; this Agreement and the Escrow Agreement have been duly executed and delivered by I-Flow and the execution, delivery and performance of this Agreement and the Escrow Agreement by I-Flow have been duly authorized by all necessary corporate action on the part of I-Flow. This Agreement and the Escrow Agreement are valid and binding obligations of I-Flow, enforceable against it in accordance with their respective terms.

                  (ii) The execution, delivery and performance of this Agreement and the Escrow Agreement by I-Flow will not in a material respect violate any provision of law, the Articles of Incorporation or By-laws of I-Flow or any judgment, award or decree or any indenture, agreement or other instrument to which I-Flow is a party, or by which it or its properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice and/or lapse of time) an "event of default", as defined in, or a material default under, any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Transferred Assets or License rights granted to SoloPak herein.

                  (c) No Required Consents. No approval, authorization, consent or order or action of or filing with any Person is required for the execution, delivery and performance by I-Flow of this Agreement or the Escrow Agreement, or the consummation of any of the transactions contemplated hereby or thereby.

                  (d) Good Title. I-Flow has (and, until their sale to SoloPak as hereinabove provided, will have), with respect to the Transferred Assets, good and valid title, and the Transferred Assets are, and upon delivery to SoloPak will be, free and clear of any and all liens, claims, options, charges, security interests, encumbrances and rights and interests whatsoever of third parties.

                  (e) No Infringement. None of the Transferred Assets, Spring Assemblies, Filling Valves or related Technology involves any technology, trade secrets, methods, processes or software or utilizes any information or documentation proprietary to any third party. No officer or employee of I-Flow has employed for or on behalf of I-Flow any trade secrets or any information or documentation proprietary to any former employer and neither I-Flow nor any Affiliate of I-Flow has violated any confidential relationship which such Person may have had with any third party, in each case in connection with the Transferred Assets, Spring Assemblies, Filling Valves or related Technology.

                  (f) No Litigation. There are no actions, proceedings or investigations pending, or (to the best knowledge and belief of I-Flow) threatened against or affecting, or any claims asserted against, I-Flow or any of its Affiliates with respect to the Products, Transferred Assets, Spring Assemblies, Filling Valves or related Technology, and I-Flow does not know of any basis for any such action, proceeding, investigation or claim.

                  (g) Certain Trademark Representations, Warranties and Agreements. To the best knowledge of I-Flow, no third party has adopted, uses or has registered any trademark, service mark, trade name, trading style or corporate name that infringes any of the Trademarks; provided, however, that I-Flow itself makes no other representation or warranty as to the existence, nature or level of rights or protection it has with respect to the Trademarks.

                  (h) Certain Patent Rights. Certain of the Technology used in the Spring Assemblies, Drug Bags and Flow Restrictors may be patentable and is subject to pending applications for patents in the United States as specified in
Schedule 5.1(h) hereto (collectively, the "Patent Applications"). I-Flow owns all rights, title and interest in and to the Patent Applications and letters patent that may be issued in respect thereof (collectively, the "Patents"), free and clear of any and all liens, claims, charges, security interests or other encumbrances of whatever kind or nature (other than as provided in this Agreement). The Patent Applications do not infringe on the rights of any person or entity and, to the best knowledge of I-Flow, no claim has been asserted by any person or entity with respect to the use of the Patent Applications or challenging or questioning the validity or effectiveness thereof.

                  (i) Future Infringement. I-Flow shall notify SoloPak as soon as practicable upon becoming aware of the use of any product or device by a third party that would infringe any Patent. In the event of any infringement of any Patent by any third parties known or brought to the attention of I-Flow, I-Flow shall consult with SoloPak regarding protective action to be taken and, if reasonably deemed appropriate by SoloPak, shall promptly demand in writing that the third party committing such infringement or engaging in such conduct cease and desist forthwith from committing such infringement or engaging in such conduct. In the event that within fifteen (15) days after such written demand, good faith negotiations between I-Flow and said person or entity have not commenced regarding the cessation of such infringement or other conduct, or in the event that such negotiations cease to be carried on in good faith, at SoloPak's expense I-Flow shall either (i) bring and diligently and vigorously maintain appropriate legal proceedings to stop, and to seek such other appropriate relief with respect to, such infringement and other conduct until a decision is obtained from which no review can be taken or until otherwise resolved in a manner reasonably satisfactory to SoloPak, or (ii) assign the infringement claim to SoloPak which may then prosecute such claim at SoloPak's own expense.

                  (j) Intellectual Property Indemnification. I-Flow shall indemnify, defend and hold harmless SoloPak and all of its stockholders, directors, officers, employees and other agents and representatives from and against all demands, claims, action or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, fines and reasonable attorneys' fees and expenses) asserted against, resulting to, or imposed upon or incurred by any of them by reason of or resulting from any infringement or violation, or alleged infringement or violation, of any patent or other proprietary right of any person or entity by reason of the sale of any Products or otherwise in connection with any Patent; provided, however, that the foregoing shall not apply with respect to infringements or violations caused or allegedly caused by SoloPak or its Affiliates, sublicensees, subcontractors or distributors.

                  5.2 By SoloPak. In order to induce I-Flow to enter into this Agreement, SoloPak represents and warrants to and agrees with I-Flow as follows:

                  (a) Organization. SoloPak is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets and to carry on the business presently conducted by it and contemplated by this Agreement.

                  (b) Authority, Binding Effect. (i) SoloPak has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Escrow Agreement; this Agreement and the Escrow Agreement have been duly executed and delivered by SoloPak and the execution, delivery and performance of this Agreement and the Escrow Agreement by SoloPak have been duly authorized by all necessary corporate action on the part of SoloPak. This Agreement and the Escrow Agreement are valid and binding obligations of SoloPak, enforceable against it in accordance with their respective terms.

                  (ii) The execution, delivery and performance of this Agreement and the Escrow Agreement by SoloPak will not in a material respect violate any provision of law, the Certificate of Incorporation or By-laws of SoloPak or any judgment, award or decree or any indenture, agreement or other instrument to which SoloPak is a party, or by which it or its properties or assets are bound or affected, or conflict with, result in a breach of or constitute (with due notice and/or lapse of time) an "event of default", as defined in, or a material default under, any such indenture, agreement or other instrument or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Transferred Assets or License rights granted herein other than as provided in the documents governing the secured loans made to SoloPak by LaSalle National Bank and Line Capital and their respective Affiliates, as the same may be amended, modified, extended or replaced from time to time.

                  (c) No Required Consents. No approval, authorization, consent or order or action of or filing with any Person is required for the execution, delivery and performance by SoloPak of this Agreement or the Escrow Agreement, or the consummation of any of the transactions contemplated hereby or thereby.

                  (d) Intellectual Property Indemnification. SoloPak shall indemnify, defend and hold harmless I-Flow and all of its stockholders, directors, officers, employees and other agents and representatives from and against all demands, claims, action or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, fines and reasonable attorneys' fees and expenses) asserted against, resulting to, or imposed upon or incurred by any of them by reason of or resulting from any infringement or violation, or alleged infringement or violation, of any patent or other proprietary right of any person or entity by reason of the sale of any Products or otherwise in connection with any Patent; provided, however, that the foregoing shall not apply with respect to infringements or violations caused or allegedly caused by I-Flow or its Affiliates, sublicensees, subcontractors or distributors.

                  (e) Molds. SoloPak shall ensure that the Molds are at all times solely owned by SoloPak, free and clear of any and all liens, claims, charges and encumbrances except as otherwise disclosed in Section 5.2(b)(ii).

                                    ARTICLE 6

                           SURVIVAL OF REPRESENTATIONS

                  6.1 Survival. The representations and warranties made by I-Flow and SoloPak in or pursuant to this Agreement shall survive the expiration or termination of this Agreement and the Closing if the same occurs as contemplated hereby.

                                    ARTICLE 7

                   WARRANTIES, DISCLAIMERS, LIMITED LIABILITY
                              AND INDEMNIFICATIONS

                  7.1 Warranty Information. (a) I-Flow warrants to SoloPak that, upon shipment, the Spring Assemblies and Administration Set Components supplied pursuant to Section 4.6 hereof, and any Products supplied pursuant to Section
4.7 hereof (collectively, the "Goods From I-Flow") (i) shall be free and clear of all liens, claims and encumbrances of any nature whatsoever, (ii) shall be free from defects in material and workmanship under normal and proper use in accordance with any applicable instructions and directions from I-Flow, (iii) shall be properly labeled, and (iv) shall comply in all material respects with the Specifications. I-Flow further warrants that the Goods From I-Flow will be safe and efficacious for use when such use is in compliance with the directions supplied by I-Flow. SoloPak may reject and refuse to accept any shipment of Goods From I-Flow which are found to be defective or damaged; provided, however, that any such rejection and refusal must be made within thirty (30) days of SoloPak's receipt. Goods From I-Flow shall be deemed damaged either: (i) if their function is impaired, (ii) for finished Administration Sets if their sterility is compromised, (iii) if they are mislabeled, or (iv) if their cosmetic appearance is altered to the extent that the labeling is materially unreadable or to the extent that the Goods From I-Flow would appear to be in less than good quality condition.

                  (b) SoloPak warrants to I-Flow that, upon shipment, the Pump Components supplied pursuant to Section 4.5 hereof (collectively, the "Goods From SoloPak") (i) shall be free and clear of all liens, claims and encumbrances of any nature whatsoever, (ii) shall be free from defects in material and workmanship under normal and proper use in accordance with any applicable instructions and directions from SoloPak, (iii) shall be properly labeled, and
(iv) shall comply in all material respects with the specifications for such Pump Components as they exist as of the date hereof or as may be modified per Section
9.2 hereof. I-Flow may reject and refuse to accept any shipment of Goods From SoloPak found to be defective or damaged, provided, however, that any such rejection and refusal must be made within thirty (30) days of I-Flow's receipt. Goods From SoloPak shall be deemed damaged either (i) if their function is impaired, (ii) if they are mislabeled, or (iii) if their cosmetic appearance is altered to the extent that the labeling is materially unreadable or to the extent that the Goods From SoloPak would appear to be in less than good quality condition.

                  (c) Each Party hereto warrants and guarantees that its obligations hereunder shall be performed in full compliance with all applicable federal, state and local laws and regulations, including Good Manufacturing Practices prevailing in the industry, and applicable Federal Food, Drug and Cosmetic Act guidelines and regulations.

                  (d) Notwithstanding anything to the contrary herein, I-Flow will not be responsible for the warranty of any Product manufactured or assembled by SoloPak, SoloPak's designated supplier or any other party other than I-Flow.

                  (e) The Goods From I-Flow and the Goods From SoloPak are hereinafter collectively referred to as the "Goods."

                  7.2 Disclaimer of Warranties. THE EXPRESS WARRANTIES DESCRIBED IN SECTIONS 5.1, 5.2 AND 7.1 CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE GOODS AND THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, FOR ANY GOODS OR PRODUCTS FURNISHED HEREUNDER. I-FLOW AND SOLOPAK MAKE NO OTHER REPRESENTATION OR WARRANTY OF ANY OTHER KIND WITH RESPECT TO THE GOODS OR THE PRODUCTS, AND I-FLOW AND SOLOPAK EXPRESSLY DISCLAIM ALL OTHER WARRANTIES WHETHER EXPRESS OR IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), WITH RESPECT TO THE GOODS AND THE PRODUCTS, WHETHER AS TO MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER. Any other representations or warranties made by any person with respect to the Goods or Products, including employees or representatives of I-Flow or SoloPak, which are inconsistent herewith shall be disregarded by the other party and shall not be binding upon either party. If any model or sample was shown to either party, such model or sample was used merely to illustrate the general type and quality of the Goods and Products and not to represent that the Goods and Products would necessarily conform to the model or sample.

                  7.3 Remedies. Except as otherwise provided in Sections 7.5,
7.6 and 7.7, each party's sole obligation under the warranties described in
Section 7.1 shall be to repair or replace, at the sole option of the party providing the Goods, the defective or nonconforming Goods in a timely and prompt manner.

                  7.4 Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL I-FLOW, SOLOPAK OR THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSS OF USE, REVENUE, OR PROFITS IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF, ANY FAILURE OR DEFICIENCY OF THE GOODS OR PRODUCTS, OR EITHER PARTY'S OR ANY THIRD PARTY'S USE OF ANY GOODS OR PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT. EACH PARTY'S SOLE REMEDY FOR THE OTHER PARTY'S LIABILITY OF ANY KIND, INCLUDING NEGLIGENCE, WITH RESPECT TO ANY ITEM FURNISHED UNDER THIS AGREEMENT SHALL BE LIMITED TO THE REMEDIES PROVIDED IN SECTIONS 5.1(j), 5.2(d), 7.3, 7.5, 7.6 AND 7.7 OF THIS AGREEMENT. THE LIMITATIONS CONTAINED IN THIS SECTION SHALL APPLY EVEN IF ANY LIMITED REMEDY FAILS IN ITS ESSENTIAL PURPOSE.

                  7.5 Indemnification of I-Flow. SoloPak agrees to defend, indemnify and hold harmless I-Flow and its Affiliates, subsidiaries, stockholders, directors, officers, employees and other agents and representatives from all losses, damages, judgments, fines, sums, costs, expenses and reasonable attorneys' fees which any of them may incur or be obligated to pay arising out of or as a result of any and all claims, demands, causes of action or judgments of every nature whatsoever arising out of SoloPak's direct or indirect sale or distribution of the Products, any default by SoloPak under this Agreement (including without limitation any inaccuracy or breach of any representation, warranty or covenant contained herein), SoloPak's failure to comply with the instructions, training and warnings communicated to SoloPak by I-Flow regarding the Products, any violation of law, error, omission, or neglect on SoloPak's part, or on the part of any employee, Affiliate, sublicensee, subcontractor or agent of SoloPak, and any injury, damage or loss to any purchasers of the Products caused by or resulting from the design, manufacture or use of the Products; provided, however, that the immediately foregoing indemnity shall not cover any injury, damage or loss caused in principal part by any actions or omissions of I-Flow or its Affiliates, sublicensees, subcontractors or agents.

                  7.6 Indemnification of SoloPak. I-Flow agrees to defend, indemnify and hold harmless SoloPak and its subsidiaries, stockholders, directors, officers, employees and other agents and representatives from all losses, damages, judgments, fines, sums, costs, expenses and reasonable attorneys' fees which any of them may incur or be obligated to pay arising out of or as a result of any and all claims, demands, causes of action or judgments of every nature whatsoever arising out of I-Flow's direct or indirect sale or distribution of the Products, any default by I-Flow under this Agreement (including without limitation any inaccuracy or breach of any representation, warranty or covenant contained herein), I-Flow's failure to comply with the instructions, training and warnings communicated to I-Flow by SoloPak regarding the Products, any violation of law, error, omission, or neglect on I-Flow's part, or on the part of any employee, Affiliate, sublicensee, subcontractor or agent of I-Flow, and any injury, damage or loss to any purchasers of the Products caused by or resulting from the design, manufacture or use of the Products; provided, however, that the immediately foregoing indemnity shall not cover any injury, damage or loss caused in principal part by any actions or omissions of SoloPak or its Affiliates, sublicensees, subcontractors or agents.

                  7.7 Insurance. Each party shall at all times maintain product liability insurance under such policies of insurance, against such risks (including, without limitation and in all events, personal injury, injury to property and death) and with such insurance companies as are at all times in accordance with prevailing, normal and customary industry practices and in an amount per occurrence not less than mutually agreed upon by the parties hereto. Each party's policies shall name the other party and its Affiliates, subsidiaries, stockholders, directors, officers, employees and other agents and representatives as insureds and loss payees, as their interests may appear. Each party shall provide a certificate of insurance to the other party certifying the existence of such insurance in accordance with the terms hereof.

                  7.8 Survival of Indemnification. Notwithstanding anything to the contrary herein, the indemnification obligations set forth in Sections 7.5 and 7.6 above shall survive any termination of this Agreement indefinitely, and the insurance obligations set forth in Section 7.7 shall survive any termination of this Agreement for a period of one (1) year following such termination.

                                    ARTICLE 8

                                 CONFIDENTIALITY

                  8.1 No Disclosure. Neither I-Flow nor SoloPak shall directly or indirectly disclose to third parties or use or employ except as permitted by this Agreement, whether prior to the termination of this Agreement or thereafter, any Confidential Information of the other party. The respective Confidential Information of each party hereto is, and will remain, the exclusive property of such party and will be held in trust by the other party for the exclusive benefit of such party.

                  8.2 Exceptions. Confidential Information shall not be subject to Section 8.1 hereof in the following circumstances:

                           (i) if it is lawfully obtained by the receiving party from a third party that is not under any obligation of confidentiality, direct or indirect;

                           (ii) if it is or becomes known or available to the public without any act or failure to act by the receiving party in breach hereof;

                           (iii) if it is developed by the receiving party independently of any disclosures made by the disclosing party of such Confidential Information; or

                           (iv) if it is required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by law, rule or regulation provided that prior to such disclosure the non-disclosing party is given reasonable advance notice of such order and opportunity to object to such disclosure and provided further that the party required to make disclosure as contemplated by this clause (iv) uses its best efforts to protect the confidentiality of such disclosed Confidential Information to the maximum extent permitted by law.

                                    ARTICLE 9

           IMPROVEMENTS; COOPERATION WITH RESPECT TO 510(k) CLEARANCE

                  9.1 SoloPak Ownership of Certain Improvements. (a) Any and all information, inventions, innovations, improvements, modifications, designs, discoveries, techniques and the like (collectively, "Improvements") in any way relating to any of the

System Components invented, created, discovered or developed by SoloPak or any of its Affiliates, subcontractors or sublicensees shall be and become, and for all purposes be deemed to be and to have become, without the payment by SoloPak or any of its Affiliates to I-Flow or any of its Affiliates of any additional consideration for any such invention, creation, discovery or development and without the necessity of SoloPak's or any of its Affiliates' taking any further action, the sole and exclusive property of SoloPak or its Affiliate, as the case may be, and I-Flow and its Affiliate, as the case may be, shall promptly deliver, at SoloPak's request, any instrument necessary or appropriate in the reasonable judgment of SoloPak and its counsel to vest completely such property rights in SoloPak or its Affiliate, as the case may be.

                  (b) Subject to Section 9.1(a) above, SoloPak agrees to describe to I-Flow any Improvements in any way relating to the System Components invented, created, discovered or developed by SoloPak or any of its Affiliates, subcontractors or sublicensees as described above. I-Flow agrees to review any such Improvements in good faith and, if one or more of such Improvements would be appropriate for the Products and would (in the reasonable judgment and discretion of I-Flow) justify the expense and effort of modifying such System Components, then I-Flow shall implement such Improvements for such System Components sold to SoloPak hereunder.

                  9.2 Impact on Pump Components Supply. In the event of Improvements to the Pump Components, I-Flow in the reasonable exercise of its discretion shall be free to accept or reject incorporation of each Improvement to the Pump Components supplied to I-Flow pursuant to Section 4.5 hereof. To enable I-Flow to exercise its discretion appropriately and in good faith, SoloPak shall provide all available information to I-Flow as to the impact of each such Improvement's proposed incorporation on the Cost of the Pump Components. In any such event, SoloPak shall ensure that the Molds are not altered or modified without the prior written consent of I-Flow.

                  9.3 Cooperation on New 510(k) Clearance for SoloPak. (a) SoloPak shall prepare and submit to the FDA notices under Section 510(k) of the U.S. Food and Drug Act with respect to manufacture, distribution and sales of the Products in the Territory. The costs of preparing and submitting such notices under Section 510(k) shall be borne by SoloPak. I-Flow covenants and agrees to provide SoloPak with all assistance reasonably required by SoloPak in connection with the preparation, completion and filing of the materials, documents, instruments and certifications necessary or desirable with respect to such Section 510(k) notices, including, without limitation, access to complete records and files of I-Flow relating to the 510(k) Clearance and access to, and assistance from, appropriate personnel of I-Flow and I-Flow's agents and representatives. SoloPak shall reimburse I-Flow for any and all out-of-pocket costs and expenses incurred by I-Flow in this regard together with payment for the time spent by I-Flow personnel based on the cost to I-Flow with respect to the employment of such personnel.

                  (b) All right, title and interest in and to any 510(k) clearances obtained by SoloPak as described in Section 9.3(a) above shall be the exclusive property of SoloPak and shall be registered in the name of SoloPak or one or more of its Affiliates as it may designate.

                                   ARTICLE 10

                                  MISCELLANEOUS

                  10.1 Relationship. This Agreement does not make either party the employee, agent, partner, co-venturer, dealer, franchisee, joint venturer or legal representative of the other party for any purpose whatsoever. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

                  10.2 Assignment. (a) The rights and obligations of I-Flow under this Agreement shall not be assignable without the prior written consent of SoloPak or its successors and assigns. A successor in interest by merger, by operation of law, assignment, purchase or otherwise of the stock or all or substantially all of the assets or business of I-Flow shall be bound by the terms and conditions of this Agreement as in effect at the time of such merger, assignment, purchase or other transaction.

                  (b) SoloPak shall be entitled to transfer and assign any or all of its rights and obligations hereunder, without the consent of I-Flow, to:

                           (i) any Person (other than in the manner provided in clause (ii) below), as long as I-Flow's rights to the payments and indemnifications to be made and provided to it hereunder are not diminished, limited or otherwise adversely affected thereby (it being understood and agreed that such condition that I-Flow's rights to the payments and indemnifications to be made and provided hereunder not be diminished, limited or otherwise adversely affected may be satisfied, at the option of SoloPak, by SoloPak's agreement to remain liable for the payment and indemnification of such amounts under this Agreement); or

                           (ii) a successor in interest by merger, by operation of law, assignment, purchase or otherwise of the stock or all or substantially all of the assets or business of SoloPak as long as such successor in interest shall confirm in writing to I-Flow that such successor in interest is bound by the terms and conditions of this Agreement as then in effect.

Any prohibited assignment shall be null and void.

                  10.3 Notices. Notices permitted or required to be given hereunder shall be deemed sufficient if given by hand delivery, facsimile transmission, pre-paid overnight courier, registered or certified air mail (postage prepaid, return receipt requested), addressed to the attention of, in the case of I-Flow: President, at the address of I-Flow first above written; and in the case of SoloPak: Vice President of Finance and Administration, at the address of SoloPak first above written. Notices so given shall be effective upon
(a) in the case of hand delivery, receipt by the party to which notice is given,
(b) in the case of overnight courier, on the day following the date such notice was given to such courier for delivery, (c) in the case of registered or certified mail, on the seventh (7th) day following the date such notice was posted and (d) in the case of facsimile transmission, on the date such notice was transmitted by facsimile.

                  10.4 ENTIRE AGREEMENT. THIS AGREEMENT, INCLUDING ALL ANNEXES, EXHIBITS AND SCHEDULES ATTACHED HERETO AND WHICH ARE HEREBY INCORPORATED AS AN INTEGRAL PART OF THIS AGREEMENT, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES

WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS AGREEMENTS BETWEEN I-FLOW AND SOLOPAK AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT. NO PARTY HAS RELIED ON ANY PROMISE, STATEMENT OR REPRESENTATION NOT SET FORTH HEREIN IN ENTERING INTO THIS AGREEMENT.

                  10.5 No Third-Party Beneficiaries. Except as contemplated by the indemnification provisions hereof, the parties hereto are the only beneficiaries of this Agreement, and neither party hereto intends to confer any benefit on any other person or entity by entering into this Agreement.

                  10.6 Amendment. This Agreement shall not be deemed or construed to be modified, amended, rescinded or canceled, in whole or in part, except by written amendment signed by the parties hereto.

                  10.7 Publicity. This Agreement is confidential and neither party shall issue press releases or engage in other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the other party's prior written approval, which approval shall not be unreasonably withheld or delayed. However, approval of such disclosure shall be deemed to be given to the extent such disclosure is required to comply with governmental rules, regulations or other governmental requirements. In such event, the publishing party shall furnish a copy of such disclosure to the other party.

                  10.8 Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or are otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms shall be deemed stricken from this Agreement, but such invalidity or unenforceability shall not invalidate any of the other terms of this Agreement and this Agreement shall continue in force, unless the invalidity or unenforceability of any such provisions hereof does substantial violence to, or where the invalid or unenforceable provisions comprise an integral part of, or are otherwise inseparable from, the remainder of this Agreement.

                  10.9 Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

                  10.10 Remedies Cumulative. Except as otherwise expressly provided herein, no failure by any party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.

                  10.11 Headings. Article and section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

                  10.12 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS

AGREEMENT, OR FOR THE BREACH OR ALLEGED BREACH THEREOF, SHALL BE BROUGHT ONLY IN THE COURTS OF THE STATE OF CALIFORNIA LOCATED IN ORANGE COUNTY OR THE UNITED STATES DISTRICT COURT LOCATED THEREIN. THE PARTIES HEREBY CONSENT TO THE JURISDICTION AND PROPER VENUE OF SUCH COURTS.

                  10.13 No Waiver. No waiver of any term or condition of this Agreement will be valid or binding on either party unless the same will have been mutually assented to in writing by both parties. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

                  10.14 Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and shall not be construed strictly for or against either of the parties hereto.

                  10.15 Attorneys' Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                       SOLOPAK PHARMACEUTICALS INC.


                                       BY:    /s/LARRY W. ZONNER
                                              ----------------------------------
                                              LARRY W. ZONNER

                                       TITLE: VICE PRESIDENT - FINANCE AND
                                              ADMINISTRATION


                                       I-FLOW CORPORATION


                                       BY:    /s/DONALD M. EARHART
                                              ----------------------------------
                                              DONALD M. EARHART

                                       TITLE: CHAIRMAN, PRESIDENT & CEO

                               SCHEDULES OMITTED